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                                                           EXHIBIT 23



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-31932, 33-40222, 333-15933, 333-24187 and 333-28415) and in
the related Prospectuses, and in the Registration Statements (Form S-8 Nos. 33-31439, 33-33887, 33-34112, 33-34834, 33-44519, 33-58929, 333-04021, 333-45935
and 333-45939) pertaining to the 1987 Stock Option Plan of MagneTek, Inc., the MagneTek, Inc. FlexCare Plus Retirement Savings Plan, the 1989 Incentive Stock Compensation Plan of MagneTek, Inc., the MagneTek Unionized Employee Savings Plan, the Amended and Restated 1989 Incentive Stock Compensation Plan of MagneTek, Inc., the Second Amended and Restated 1989 Incentive Stock Compensation Plan of MagneTek, Inc., the MagneTek, Inc. Non-Employee Director Stock Option Plan, the MagneTek, Inc. 1997 Non-Employee Director Stock Option Plan, the MagneTek, Inc. Director Compensation and Deferral Investment Plan, the 1999 Stock Incentive Plan of MagneTek, Inc. and the 2000 Employee Stock Plan of MagneTek, Inc., of our reports dated August 18, 2000, with respect to the consolidated financial statements and schedule of MagneTek, Inc. included or incorporated by reference in the Annual Report (Form 10-K) for the year ended June 30, 2000.


                                                               ERNST & YOUNG LLP


Nashville, Tennessee
September 25, 2000